Exhibit 4.1

NUMBER	UNITS
U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP G[*]

ARC GROUP ACQUISITION II CORP.

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE, ONE RIGHT AND ONE REDEEMABLE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT [●] is the owner of [●] Units of ARC Group Acquisition II Corp., incorporated in the British Virgin Islands (the “Company”), transferable on the books of the Company in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Share”), of the Company, one right to receive one-quarter (1/4) of one Ordinary Share (each, a “Right”) and one redeemable warrant (each, a “Warrant”). Each Warrant entitles the holder to purchase one Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to the fifty-second (52nd) day after the date of the prospectus relating to the Company’s initial public offering, unless ARC Group Securities LLC, elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units. The terms of the Warrants are governed by a Warrant Agreement, dated as of [●], 2026 (the “Warrant Agreement”), between the Company and VStock Transfer LLC, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 2440 Sand Hill Road, Suite 101, Menlo Park, CA 94025, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless it is countersigned by the Warrant Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory

Transfer Agent

ARC Group Acquisition II Corp.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of equity or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT		Custodian
				(Cust)		(Minor)

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

Units represented by the within certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

As more fully described in, and subject to the terms and conditions described in, the Company’s final prospectus for its initial public offering dated _____________, 2026, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the time period set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, or (ii) if the holder(s) properly redeem for cash his, her or its respective Ordinary Shares included in the Units represented by this certificate in connection with (x) a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination or (y) a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Ordinary Shares included in the Units sold in the Company’s initial public offering if it does not consummate an initial Business Combination within the time set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.